SUPPLEMENTAL INDENTURE

            SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of August 8, 1997, by and between Bremen Bearings, Inc. (the "Bremen") and United States Trust Company of New York, a New York trust company (the "Trustee").

                                    RECITALS:

            WHEREAS, pursuant to that certain Indenture (the "Existing Indenture"), dated as of June 15, 1997, a copy of which is attached hereto as
Schedule 1, among Roller Bearing Company of America, Inc. ("RBCA"), Industrial Tectonics Bearings Corporation ("ITB"), RBC Linear Precision Products, Inc. ("LPP"), RBC Nice Bearings, Inc. ("Nice") and the Trustee, RBCA has issued and ITB, LPP and Nice have guaranteed RBCA's 9-5/8% Senior Subordinated Notes Due 2007 (the "Notes"); and

            WHEREAS, Bremen wishes to join in the guarantee of the obligations of RBCA under the Notes, all on the terms and conditions set forth in the Existing Indenture.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

            1. Joinder to Existing Indenture. Bremen hereby joins in the Existing Indenture in accordance with Section 4.10 of the Existing Indenture, agrees to be bound by the Existing Indenture for all purposes as a Subsidiary Guarantor thereunder, including, without limitation, for the purposes of the undertakings contained in Articles 11 and 12 thereof, all as if Bremen were an original party thereto.

            2. Entire Agreement. Bremen and the Trustee hereby acknowledge that this Indenture and the Existing Indenture embody the entire agreement and understanding of Bremen and the other parties to the Existing Indenture in respect of the subject matter contained herein or therein. There are no agreements, representatives, warranties or covenants other than those expressly set forth herein or therein. This Indenture and the Indenture supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein or therein.

            3. Binding Effect. This Indenture shall take effect as of the date and year first above written and shall be binding upon the parties hereto and shall be binding on their respective heirs, executors, administrators, personal representatives, successors and assigns, as the case may be. The parties hereto may not assign or transfer any of their rights or obligations under this Indenture.

            4. Governing Law. This Indenture shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflicts of laws principles thereof.

            IN WITNESS WHEREOF, the undersigned have executed this Indenture as of the day and year first written above.

                                          BREMEN BEARINGS, INC.


                                          By:
                                             ------------------------
                                             Michael J. Hartnett
                                             President


                                          UNITED STATES TRUST COMPANY
                                          OF NEW YORK


                                          By:
                                             ------------------------
                                             Name:
                                             Title:


                                      2